        Exhibit 10g

September 13, 2023
“Amended and Restated Change in Control Agreement”
Emerson T. Leme
31 Scott Road
Harvard, MA 01451
Dear Emerson:
The L.S. Starrett Company (the “Company”) considers it important and in the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Company may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders.
The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of certain members of the Company’s management, including you, to their assigned duties in the face of potentially distracting circumstances arising from the possibility of a change in control of the Company.
In order to motivate you to remain in the employ of the Company in your current management position, and subject to and in consideration of your execution of and continued compliance with that certain Agreement Not to Compete, dated November 14, 2022, between you and the Company (the “Non-Compete”), the Company agrees that you shall receive the benefits set forth in this amended and restated letter agreement (the “Agreement”) in the event of a Change in Control of the Company or if your employment in your current management position with the Company is terminated under the circumstances described below in connection with, or within prescribed periods subsequent to, a Change in Control of the Company. This Agreement amends, restates, and supersedes in full the prior change in control agreement, dated as of November 3, 2022, between you and the Company (the “Prior Agreement”).
1.Term of this Agreement. The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue in effect through June 30, 2024; provided, however, that on July 1, 2024 and each July 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than June 15 of such year, the Company shall have given written notice that it does not wish to extend this Agreement (provided that no such notice may be given during the pendency of a potential Change in Control of the Company); and, provided further, that if a Change in Control of the Company shall have occurred during the original or extended Term of this

PRECISION TOOLS ● GAGES ● SAW BLADES ● HAND TOOLS ● CUSTOM MEASURING SOLUTIONS ● OPTICAL AND VISION MEASURING SYSTEMS ● TEST AND MEASUREMENT EQUIPMENT	The L.S. Starrett Company 121 Crescent Street Athol, MA 01331-1915 - USA Tel.: 978 249-3551 / Fax: 978 249-8495 www.starrett.com

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Agreement, this Agreement shall continue in effect for a period of not less than twenty-four (24) months beyond the month in which such Change in Control occurred. Notwithstanding the termination of your employment, any obligations hereunder which by their terms continue shall survive such termination. This Agreement does not constitute a contract of employment. Any termination of your employment by the Company or by you during the Term shall be communicated by a written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 8, which Notice of Termination shall specify a Date of Termination and the provisions of this Agreement, if any, upon which such termination is based. The “Date of Termination” shall mean the effective date of such termination as specified in the Notice of Termination; provided, however, that no such Notice of Termination shall specify an effective date more than one hundred eighty (180) days after the date of such Notice of Termination nor, except in the event of a termination for Cause or Good Reason, less than thirty (30) days.
2.Certain Definitions. As used herein, the following terms shall have the following respective meanings:
(a)Change in Control. For purposes of this Agreement, a “Change in Control” shall occur or be deemed to have occurred only if any of the following events occur:
(i)any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than the Company, any group of persons which includes you, any employee benefit plan of the Company, any entity owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, or any other person owning thirty percent (30%) or more of the combined voting power of the Company as of the date hereof) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate thirty percent (30%) or more of the combined voting power of the Company’s then outstanding voting securities or more than fifty percent (50%) of the total fair market value of the Company; or
(ii)a majority of the members of the Board (as of the date hereof, the “Incumbent Board”) is replaced during any twelve (12)-month period (except as a result of a transaction with any group of persons which includes you), provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in

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Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or
(iii)consummation of a merger or consolidation of the Company with any other entity, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than thirty percent (30%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected solely to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) increases the percentage held of the combined voting power of the Company’s then outstanding securities, or (C) a merger or consolidation with any affiliate of yours; or
(iv)the consummation of transactions contemplated by a resolution of the Board whereby any person or persons (except a related person as provided in Section 1.409A-3(i)(5)(vii)(B) of the Treasury Regulations issued under Section 409A) acquire all or substantially all of the assets of the Company, whether in a single transaction or series of transactions during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons; or
(v)consummation of an agreement for the sale, lease, exchange or disposition by the Company of all or substantially all of the Company’s assets.
(b)Cause. The following shall constitute “Cause” for termination of your employment:
(i)the material failure by you to perform your duties (other than any such failure resulting from your incapacity due to physical or mental illness) that, if capable of being cured, has not been cured within ten (10) days after notice to you setting forth in reasonable detail the manner in which you have not performed your duties; or
(ii)conviction of or plea of guilty or nolo contendere to a felony or any other crime involving dishonesty, fraud or moral turpitude; or
(iii)deliberate dishonesty with respect to the Company or any of its affiliates; or

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(iv)being found liable in any Securities and Exchange Commission or other civil or criminal securities law action, or the entry of any cease and desist order with respect to such action (regardless of whether or not you admit or deny liability); or
(v)breach of your fiduciary duties to the Company which may reasonably be expected to have a material adverse effect on the Company; or
(vi)obstructing or impeding, or failing to materially cooperate with, any investigation authorized by the Board or any governmental or self regulatory entity; or
(vii)violation of any nondisclosure, nonsolicitation, non-hire, or noncompete agreement or policy that is applicable to you, including but not limited to the Non-Compete, which violation may reasonably be expected to have a material adverse effect on the Company or its reputation; or
(viii)violation of any policy of the Company that is generally applicable to all employees or officers of the Company including, but not limited to, policies concerning insider trading, workplace violence, discrimination, or sexual harassment, or the Company’s code of conduct, that you know or reasonably should know could reasonably be expected to result in a material adverse effect on the Company or its reputation; or
(ix)willful action or gross negligence that results in any restatement of earnings of the Company; or
(x)unlawful conduct pertaining to the Company or any of its affiliates involving a criminal act; material or conscious falsification or unauthorized disclosure of important records or reports; embezzlement or unauthorized conversion of property; violation of conflict of interest or vendor relations policies, willful disclosure of significant trade secrets or other information likely to be used to the detriment of the Company.
(c)Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without your written consent, the occurrence within ninety (90) days immediately prior to your giving the Company notice of the following circumstances, except that no such circumstance shall constitute “Good Reason” in the event that the Company remedies the condition within thirty (30) days of its receipt of such notice, and provided that your separation of service occurs within one year after the occurrence of such circumstance:
(i)a material decrease in the nature and scope of authority, powers, functions, and duties exercised by you immediately prior to a Change in Control, including, without limitation, any adverse change in your status or position

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as an employee of the Company as a result of a material diminution in your duties or responsibilities or the assignment to you of any duties or responsibilities which are materially inconsistent with such status or position(s) (other than any isolated and inadvertent failure by the Company that is cured promptly upon your giving notice), or any removal of you from or any failure to reappoint or reelect you to such position(s) (except in connection with the termination of your employment for Cause, Disability or retirement or as a result of your death or by you other than for Good Reason); or
(ii)any reduction in your annual base salary from that in effect immediately prior to the Change in Control (other than a fifteen percent (15%) or less reduction in base salary imposed on all key management personnel who have an agreement with the Company similar to this Agreement); or
(iii)the Company requiring you to be based at an office that is both more than fifty (50) miles from where your office is located immediately prior to the Change in Control and further from your then current residence except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Company prior to the Change in Control; or
(iv)any other breach or inaction that constitutes a material breach by the Company of this Agreement, including breach of the covenant in Section 4(e) below.
(d)Disability. If, as a result of incapacity due to physical or mental illness, you shall have been absent from the full-time performance of the essential functions of your position with the Company for three (3) consecutive months or for six (6) months in any twelve (12) consecutive month period and, within thirty (30) days after written Notice of Termination is given to you, you shall not have returned to the full-time performance of your duties, your employment may be terminated for “Disability.”
(e)Plan. For purposes of this Agreement, “Plan” shall mean any compensation plan, program or policy of the Company intended to benefit employees.
3.Change in Employment Status.
(a)Any termination of your employment by the Company or by you following a Change in Control during the Term shall be communicated by a Notice of Termination to the other party hereto in accordance with Section 8.
(b)You shall be entitled to the benefits provided in Sections 4(a)-(b) if, and only if, the following event (a “Trigger Event”) occurs: a Change in Control shall have

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occurred during the Term while you are employed by the Company and your employment with the Company is subsequently terminated or terminates for any reason within twenty-four (24) months after such Change in Control, unless such termination is:
(i)because of your death or Disability, or
(ii)by the Company for Cause, or
(iii)by you other than for Good Reason.
(c)For the avoidance of doubt, the benefits provided in Sections 4(a)-(b) shall not be provided in the event you voluntarily terminate your employment with the Company other than for Good Reason. For the further avoidance of doubt, you shall be entitled to the benefits provided in Sections 4(c)-(e) in the event of a Change in Control during the Term while you are employed by the Company, regardless of whether you experience a termination of employment in connection with such Change in Control.
4.Compensation and Benefits Upon Termination or Change in Control.
(a)Subject to the provisions of Section 6, in the event of the occurrence of a Trigger Event, the Company will pay to you within thirty (30) days of the Date of Termination a lump sum amount equal to the aggregate of:
(i)one and one-half (1.5) times your annual base salary at the rate in effect immediately prior to the Trigger Event (or such higher rate as may have been in effect within the ninety (90) days prior to the Notice of Termination); and
(ii)one and one-half (1.5) times your target annual bonus in effect immediately prior to the Trigger Event (or such higher target annual bonus as may have been in effect within the ninety (90) days prior to the Notice of Termination).
(b)For the period terminating eighteen (18) months after the Trigger Event, (the “Benefit Termination Date”), the Company shall maintain in full force and effect, for the continued benefit of you, your spouse and your dependents, all insured and self-insured employee medical, dental, and prescription drug plans in which you were eligible to participate immediately before the Trigger Event, provided that you continue to pay the contribution amounts that the Company customarily charges employee participants in such plans for such coverage and provided your continued participation is possible under such plans in accordance with their terms or under applicable law and is not reasonably expected to subject the Company to adverse tax consequences or penalties as a result of such participation. If and to

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the extent that your continued participation is NOT possible under one or more of such plans (including by reason of their terms or under applicable law), or is reasonably expected to subject the Company to adverse tax consequences or penalties on account of such participation, you, your spouse and/or dependents may elect COBRA health care continuation coverage under that plan or those plans, provided that the Company shall pay an amount equal to the COBRA premium costs for such coverage minus the contribution amounts that the Company customarily charges employee participants in such plans for such coverage (such amount, the “COBRA Premium Subsidy”), and if such COBRA coverage is not available, can only be provided for a period that terminates before the Benefit Termination Date, or may not be provided under applicable law, in each case for reasons other than discretionary acts by you, your spouse and/or dependents, then the Company shall pay you a cash payment on the first day of each month during the period that begins on the date that such coverage is not available or cannot be provided and ends on the Benefit Termination Date, equal to the COBRA Premium Subsidy. Notwithstanding the foregoing, in the event that the Company’s payment of the COBRA Premium Subsidy would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”), Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), any applicable guidance or regulations issued under the ACA or Section 105(h) of the Code, or any other applicable law, in each case, as determined by the Company, then you and the Company agree to work together in good faith, consistent with the requirements for compliance with or exemption from Section 409A of the Code, to restructure such benefit.
(c)The Company shall maintain with a reputable carrier directors’ and officers’ liability coverage for your benefit with coverage amounts at least equal to those in place prior to the Change in Control and on terms at least as favorable as the terms of such coverage prior to the Change in Control.
(d)Immediately prior to a Change in Control, all of your then outstanding unvested options to purchase common stock of the Company, unvested restricted stock units, and any other unvested incentive equity granted under any equity compensation plan of the Company shall be accelerated so that they shall become immediately vested and, if applicable, exercisable in full, with any incentive equity awards subject to performance-based vesting conditions becoming vested at maximum performance levels; provided, in the event of a Change in Control as a result of a tender offer, such options shall become fully vested and exercisable in a timely manner such that you may participate in such tender offer at any stage.
(e)The Company hereby covenants and agrees that in the event of a Change in Control the Company and its successors and assigns will continue in effect any Plan (as hereinafter defined, excluding any equity compensation plan) in which you are participating at the time of the Change in Control of the Company (or

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Plans providing you with at least substantially similar benefits in the aggregate), and that it will not take any action, or fail to take any action, which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case on the date of the Change in Control or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit of such Plans enjoyed by you at the time of the Change in Control.
5.Withholding Taxes. All payments to be made to you under this Agreement will be subject to required withholding of federal, state and local income and employment taxes and any other amounts required to be withheld by the Company under applicable law.
6.Code Section 409A Legal Requirements. This Agreement and the benefits provided hereunder are intended to be exempt from or to comply with the requirements of Section 409A of the Code and the Treasury Regulations and other applicable guidance issued by the Treasury Department or Internal Revenue Service thereunder (collectively, “Section 409A”), and shall be interpreted and administered consistent with such intent. To the extent required for compliance with the requirements of Section 409A, references in this Agreement to (a) a termination of employment and similar or correlative terms shall mean a “separation of service” within the meaning of Section 409A from the Company and all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 409A and (b) a “change in control” shall be construed to require a “change in control event” (as that term is defined in section 1.409A-3(i)(5) of the Treasury Regulations under Section 409A) with respect to the Company.
Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” as defined and applied in Section 409A as of the Date of Termination, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A) which is payable on account of your separation from service, and to the extent required by Section 409A, no payments due under this Agreement may be made until the earlier of: (i) the first day following the six (6)-month anniversary of your Date of Termination, or (ii) your date of death; provided, however, that any payments delayed during this six (6)-month period shall be paid in the aggregate in a lump sum as soon as administratively practicable following the six (6)-month anniversary of your Date of Termination. If you die on or after the Date of Termination and prior to the six (6)-month anniversary of your Date of Termination, any amount delayed pursuant to this Section 6 shall be paid to your estate or beneficiary, as applicable, within thirty (30) days following the date of your death. For purposes of Section 409A, each “payment” (as defined by Section 409A) made under this Agreement shall be considered a “separate payment.” For the avoidance of doubt, all payments under this Agreement are to be paid no later than the last day of the second taxable year following the taxable year of your Date of Termination, in accordance with the separation pay exclusion described in Section l.409A-l(b)(9)(iii)(B) of the Treasury Regulations issued under Section 409A. In the event that the amount

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payable under this Agreement exceeds the amount specified in Section l.409A-l(b)(9)(iii)(A) of such Regulations, the portion of such payment which does not constitute deferred compensation will be paid to you in accordance with the timing rules of Section 4 of this Agreement, and only the portion of such payment which constitutes deferred compensation (if any) will be subject to the 6-month delay described above.
If either party to this Agreement determines that this Agreement violates Section 409A and that an amendment of this Agreement would avoid the imposition on any person of additional taxes, penalties or interest under Section 409A (a “Compliance Amendment”), then that party shall propose the terms of the Compliance Amendment to the other party. The parties shall then in good faith negotiate the terms of any such proposed Compliance Amendment. If an agreement concerning the proposed Compliance Amendment cannot be reached by the parties after the Company determines that a reasonable period of time to consider the terms of the proposal has passed, then the Company shall have the unilateral right to amend this Agreement to the extent the Company deems such action necessary or advisable to avoid the imposition on any person of additional taxes, penalties or interest under Section 409A. Any such Compliance Amendment shall be made in a manner which, to the maximum extent the Company agrees or reasonably and in good faith determines to be possible, retains the economic and tax benefits to you hereunder while not increasing the cost to the Company of providing such benefits to you and shall not be a basis for a resignation by you for Good Reason under this Agreement.
7.Successors and Assigns; Binding Agreement.
(a)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you had been terminated without Cause. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
(b)This Agreement, and your rights and obligations hereunder, may not be assigned by you, nor may you pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise.
The Company may assign its rights, together with its obligations, hereunder: (i) to any affiliate; or (ii) to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which your services are

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then principally devoted; provided, however, that no assignment pursuant to this paragraph shall relieve the Company from its obligations hereunder to the extent the same are not timely discharged by such assignee.
(c)This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.
8.Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be duly given when delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the President of the Company, at the Company’s main office, and to you at the address shown above or to such other address as either the Company or you may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
9.Miscellaneous.
(a)The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(b)The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of The Commonwealth of Massachusetts.
(c)This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
(d)This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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(e)Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.
(f)This Agreement replaces and terminates any prior agreement or understanding between you and the Company with respect to the subject matter hereof, including, for the avoidance of doubt, the Prior Agreement.

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If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

Sincerely,
THE L.S. STARRETT COMPANY

By:    /s/ D. A. Starrett
D. A. Starrett
President and CEO

Agreed to this _13th__ day of _____September_____________, 2023

/s/ Emerson T. Leme
(Signature)

Emerson T. Leme
(Print Name)
31 Scott Road
Harvard, MA 01451